EXHIBIT 99.1 – Press release

For Release Before Market Opens
April 8, 2010

Peoples Educational Holdings, Inc. Reports Third Quarter Results

Saddle Brook, New Jersey, April 8, 2010 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced  financial results for the three and nine months ended February 28, 2010.

Net revenue for the quarter was $5.5 million, an increase of 4.7% from the same period in the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $4.4 million, a decline of 1.1% from the prior year. College Preparation revenue for the period was $521,000, a decline of $285,000.  In addition, $579,000 of revenue was generated from our Literacy product offering, which was launched in March 2009.  Net loss for the quarter was $801,000, a decrease of 15.2% from  the prior year.  Basic and diluted net loss per share was $0.18, compared to a loss of $0.21 in the prior year.  Non-GAAP net loss, which excludes non-recurring costs, and adjusts for the difference between prepublication expenditures and amortization was, $672,000, or $0.15 per share, compared to a Non-GAAP net loss of $458,000 or $0.10 per share in the prior year (see Exhibit 1).

Net revenue for the nine months ended February 28, 2010 was $27.5 million, a decline of 6.7% from the same period in the prior year. Test Preparation, Assessment and Instruction revenue was $15.5 million, a 9.4% year-over-year decline, while College Preparation revenue was $10.1 million, a decline of 17.9%.  Revenue generated from our Literacy products was $1.8 million.  Net income for the period was $357,000; an increase of 126% over the prior year. Earnings per share for the period was $0.08, an increase of $0.04 over the prior year.  Non-GAAP net income for the nine month period was $1.2 million, or $0.27 per share compared to $1.0 million or $0.23 per share in the prior year.

Financial Highlights for the Nine Months Ended February 28, 2010

•	Net income increased 126% and Non-GAAP net income increased 16% on a year-over-year basis, despite a decline in revenue.
•
Free cash flow (cash provided by operating activities reduced by expenditures for prepublication cost, equipment and intangibles, see Exhibit 2) for the nine months continues to be strong at $3.3 million, which is a $1.2 million increase over the prior year.

•	Gross profit as a percentage of revenue, increased from 38.0% to 41.7%, due to revenue mix and a decline in prepublication cost amortization.
•	General and administrative expenses declined 1.4% from the prior year to $3.4 million.
•	Bank debt declined by $3.3 million on a year-over-year basis.
•
Interest expense for the period was $206,000 a decrease of 63.5% compared to the prior year.  The decrease is due to lower average outstanding debt, lower interest rates, and $117,000 of income from the fair value adjustment of our swap agreement.

Business Outlook – Guidance Reiterated

Brian T. Beckwith, President and CEO, commented, “We continue to operate in a challenging environment for K-12 instructional material sales and I’m encouraged that our revenue for the quarter exceeded the prior year. Although revenue declined for the nine months ended February 28, 2010, I am pleased that net income, Non-GAAP net income, and free cash flow all exceeded prior year results. We are managing our operating expenses well, while continuing to invest strongly in our next generation of new and revised product, with an emphasis on the rollout of our new online product, the ePath Knowledge Suite.”

“Based on our year-to-date results and our forecast for the balance of the year, we are reaffirming our previous guidance.  We expect revenue to be between $36 million and $38 million, net income of $0.5 million to $0.9 million or $0.11 to $0.20 per basic share, Non-GAAP net income to be between $0.7 million and $1.1 million or $0.16 to $0.25 per basic share and positive free cash flow to range between $2.0 million to $2.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc., believes presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these Non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, April 8, 2010, at 11:00 am Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer and Michael DeMarco, Executive Vice President and Chief Financial Officer.  A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call, through the investor relations section of our web site at www.peopleseducation.com.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction

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Test Preparation and Assessment: We create and sell state-customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 1-12.

•
Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments, for Grades 1-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy

•
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation

•
We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.  We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ 07663
Investor Contact: James Kautz
Phone: 888-654-5318
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands-Except Share Data)	UNAUDITED		UNAUDITED
	February 28, 2010	May 31, 2009	February 28, 2009
ASSETS

Current Assets
Cash and Cash Equivalents	$95	$42	$33
Accounts Receivable Net of Allow ances for
Doubtful Accounts and Returns	2,261	2,842	1,706
Inventory, Net	3,980	4,219	3,941
Prepaid Expenses and Other	357	323	370
Prepaid Marketing Expenses	443	862	964
Deferred Income Taxes	938	1,092	661
Total Current Assets	8,074	9,380	7,675

Equipment - At Cost, Less Accumulated Depreciation
of $2,405, $2,241 and $2,215, respectively	272	387	446

Other Assets
Deferred Prepublication Costs, Net	11,991	13,466	13,826
Deferred Income Taxes	212	1,006	1,796
Trademarks, Net	189	170	191
Prepaid Expenses and Other	185	273	376
Prepaid Marketing Expenses	-	-	123
Total Other Assets	12,577	14,915	16,312

Total Assets	$20,923	$24,682	$24,433

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,034	$2,045
Accounts Payable	3,322	3,998	2,830
Accrued Compensation	241	170	232
Other Accrued Expenses	444	855	294
Deferred Revenue	546	278	403
Total Current Liabilities	6,553	7,335	5,804

Long Term Obligations, Less Current Maturities	8,475	11,854	11,885

Total Liabilities	15,028	19,189	17,689

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none
issued
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued: 4,478,434, for all periods	90	90	90
Additional Paid In Capital	8,105	8,060	8,042
Accumulated Deficit	(2,236)	(2,593)	(1,324)
Treasury Stock - 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	5,895	5,493	6,744

Total Liabilities and Stockholders' Equity	$20,923	$24,682	$24,433

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009

Revenue, Net	$5,450	$5,204	$27,504	$29,481

Cost of Revenue
Direct Costs	1,809	1,733	11,950	13,242
Prepublication Cost Amortization	1,364	1,688	4,092	5,040
Total	3,173	3,421	16,042	18,282

Gross Profit	2,277	1,783	11,462	11,199

Selling, General and Administrative Expenses	3,398	3,146	10,548	10,366

Income (Loss) from Operations	(1,121)	(1,363)	914	833

Other Expenses, Net	11	2	25	18
Interest Expense	46	126	206	564

Income (Loss) Before Income Taxes	(1,178)	(1,491)	683	251

Income Tax Expense (Benefit)	(377)	(546)	326	93

Net Income (Loss)	$(801)	$(945)	$357	$158

Net Income (Loss) per Common Share:
Basic	$(0.18)	$(0.21)	$0.08	$0.04
Diluted	$(0.18)	$(0.21)	$0.08	$0.04

Weighted-average Number of
Common Shares Outstanding:
Basic	4,462	4,457	4,462	4,455
Diluted	4,462	4,457	4,465	4,455

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)	Nine Months Ended
	February 28,
	2010	2009

Cash Flow s From Operating Activities
Net Income	$357	$158
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	164	221
Amortization of Prepublication Costs and Intangible Assets	4,104	5,048
Stock-Based Compensation	45	30
Market Value Adjustment of Interest Rate Sw ap	(117)	36
Deferred Income Taxes	948	103
Changes in Assets and Liabilities
Accounts Receivable	581	1,958
Inventory	239	453
Prepaid Expenses and Other	54	(79)
Prepaid Marketing Expenses	419	237
Accounts Payable and Accrued Expenses	(1,016)	(2,144)
Deferred Revenue	268	(72)
Net Cash Provided By Operating Activities	6,046	5,949

Cash Flow s From Investing Activities
Purchases of Equipment	(49)	(101)
Expenditures for Intangibles	(31)	(8)
Expenditures for Prepublication Costs	(2,617)	(3,666)
Net Cash Used In Investing Activities	(2,697)	(3,775)

Cash Flow s From Financing Activities
Net Payments Under Line of Credit	(1,762)	(663)
Principal Payments On Long-Term Debt	(1,534)	(1,531)
Net Cash Used In Financing Activities	(3,296)	(2,194)

Net Increase (Decrease) in Cash and Cash Equivalents	53	(20)

Cash and Cash Equivalents
Beginning of Period	42	53
End of Period	$95	$33

Supplemental Cash Flow Information
Cash Payments for:
Interest	$382	$581

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Share Data)
	Three Months Ended		Nine Months Ended
	2/28/2010	2/28/2009	2/28/2010	2/28/2009
Net Income (Loss)	$(801)	$(945)	$357	$158
Amortization of Prepublications Costs	1,364	1,688	4,092	5,040
Cash Expenditures for Prepublication Costs	(1,122)	(926)	(2,617)	(3,666)
Market Value Adjustment of Interest Rate Sw ap	(38)	11	(117)	36
Adjusted Income Tax Benefit	(75)	(286)	(502)	(522)
Non-GAAP Net Income (Loss)	$(672)	$(458)	$1,213	$1,046

Basic Weighted Shares Outstanding	4,462	4,457	4,462	4,455

Non-GAAP Earnings Per Share	$(0.15)	$(0.10)	$0.27	$0.23

Exhibit 2

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow

(In Thousands)
	Three Months Ended		Nine Months Ended
	2/28/2010	2/28/2009	2/28/2010	2/28/2009
Net Cash Provided By (Used In) Operating Activities	$(868)	$(2,484)	$6,046	$5,949
Cash Expenditures for Equipment and Intangibles	(6)	(10)	(80)	(109)
Cash Expenditures for Prepublication Costs	(1,122)	(926)	(2,617)	(3,666)
Free Cash Flow	$(1,996)	$(3,420)	$3,349	$2,174